Exhibit 10.17

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), effective as of the Effective Date (as defined below), is made by and between AIRGAIN, INC. (the “Company”), and JIM K. SIMS (“Employee”).

WHEREAS, Employee is currently serving as Chairman of the Board of Directors of the Company (the “Board”) and interim Chief Executive Officer of the Company pursuant to that certain letter agreement between the Company and Employee dated May 8, 2018 (the “Interim CEO Letter Agreement”), and is serving in such capacities as an independent contractor;

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to convert Employee to an employee of the Company serving in the role of Executive Chairman and, to the extent the Effective Date occurs prior to the CEO Appointment Date (as defined below), as interim Chief Executive Officer, with such employment commencing on the Effective Date, under the following terms and conditions; and

WHEREAS, Employee desires to commence employment with the Company and to accept such terms and conditions of employment as are contained in this Agreement, in each case as of the Effective Date.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Employee (individually a “Party” and together the “Parties”) agree as follows:

AGREEMENT

1.Effective Date.

This Agreement shall be effective upon, and Employee’s employment under the terms of this Agreement shall commence on, the earlier of (a) the date (the “CEO Appointment Date”) on which the Board appoints a new Chief Executive Officer (the “CEO”), or (b) such other date as the Company and Employee may mutually agree (the “Effective Date”).

2.At-will Employment.

Employee’s employment relationship with the Company under this Agreement (“Employment”) is at-will, terminable at any time and for any reason by either the Company or Employee. While certain sections of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement shall be construed as a guarantee of employment of any length.

3.Employment Duties.

a.

Title/Responsibilities. On the Effective Date, Employee shall be the Executive Chairman of the Board and, to the extent the Effective Date occurs prior to the CEO Appointment Date, the interim Chief Executive Officer, reporting to the Board. Employee shall perform all of the duties and responsibilities of such offices set forth in the Bylaws of the Company and those commonly associated with such offices and such further duties and

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responsibilities as may from time to time be assigned to him by the Board.  From and after the date (the “CEO Appointment Date”) on which the Board appoints a new Chief Executive Officer (the “CEO”), Employee shall continue to be employed under this Agreement as the Executive Chairman.  During the term of this Agreement, Employee will also continue to serve as a member of the Board and Chairman of the Board until the earlier of his resignation, removal from the Board or death, or his successor is duly appointed by the Board.   Employee’s termination of employment as Executive Chairman and/or interim Chief Executive Officer will not affect his service as a member of the Board, which will remain subject to Delaware law and the Company’s bylaws and charter.  However, Employee may resign or be removed as Chairman of the Board or a member of the Board in accordance with Delaware law and the Company’s bylaws and charter.

b.

Responsibilities/Work Location.  Employee’s duties and authority shall be prescribed by the Board and shall be commensurate with those of an executive chairman and/or interim chief executive officer, as applicable, of a company of comparable size and with a similar business as the Company.  Employee agrees that while serving as Executive Chairman and/or interim Chief Executive Officer under this Agreement Employee shall use best efforts and devote such business time to the Company as reasonably necessary to perform such duties.  Employee’s primary place of work shall be the Company’s offices in [_____], Florida, but shall travel to other Company locations as his duties may reasonably require.

c.

Policy Compliance. Employee shall comply with all of the Company’s policies, practices and procedures, as well as, all applicable laws. Employee has previously executed and delivered to the Company the Confidentiality and Inventions Assignment Agreement (the “Confidentiality and Inventions Assignment Agreement”) attached hereto as Exhibit 1.

4.Compensation.

a.

Base Salary.   In the event the Effective Date occurs prior to the CEO Appointment Date, then through the CEO Appointment Date, the Company shall pay Employee a base salary of $400,000 per year, or such higher amount as the Board may determine from time to time, less applicable federal and state withholding taxes, in accordance with the Company’s regular payroll practices (the “Base Salary”).  From and after the CEO Appointment Date, Employee’s Base Salary shall be equal to sixty percent (60%) of the base salary of the CEO from time to time, or such higher amount as the Board may determine from time to time, less applicable federal and state withholding taxes, in accordance with the Company’s regular payroll practices.

b.

Annual Bonus Compensation. In addition to the Base Salary, in the event the Effective Date occurs prior to the CEO Appointment Date, then through the CEO Appointment Date, Employee may be awarded a discretionary bonus by the Board in connection with his employment as Executive Chairman of the Board and interim Chief Executive Officer.  From and after the CEO Appointment Date, Employee will be eligible to receive an incentive bonus (the “Bonus”) with his target incentive equal to sixty percent (60%) of the target incentive of the CEO from time to time (the “Target Bonus”), or such higher amount as the Board may determine from time to time.

c.

Director Compensation.  Employee acknowledges and agrees that during the term of this Agreement, he will not be entitled to any additional fees or other compensation for serving as a member of the Board, including any fees or equity grants in accordance with the Company’s policy for non-employee members of the Board, provided, that the Equity Awards (as defined below) previously granted to Employee in connection with his service as a

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member of the Board will continue to vest based on his employment hereunder.  Following the cessation of Employee’s employment under this Agreement, subject to his remaining as a member of the Board thereafter, Employee will again be eligible to receive fees and equity grants in accordance with the Company’s policy for non-employee members of the Board.  Employee and the Company acknowledge and agree that the compensation payable to Employee under this Agreement is solely for Employee’s services as an employee and not for his service as a non-employee member of the Board.

d.

Equity Awards.  Employee shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company.  Except as otherwise provided in this Agreement, Employee’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.  All of Employee’s Equity Awards shall vest in full upon the occurrence of a Change in Control (as defined in the Company’s 2016 Incentive Award Plan).  For purposes of this Agreement, “Equity Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

e.

Employee Benefits. Employee shall be entitled to participate in all employee benefit plans, programs and arrangements maintained by the Company and made available to employees generally, including, without limitation, bonus, retirement, profit sharing and savings plans and medical, disability, dental, life and accidental death and dismemberment insurance plans.

f.

Reimbursement of Expenses. During his Employment with the Company, Employee shall be entitled to reimbursement for all reasonable and necessary business expenses incurred on behalf of the Company, including without limitation, travel and entertainment expenses, business supplies and communication expenses, in accordance with the Company’s policies and procedures.

5.Voluntary Resignation, Termination for “Cause” or any Termination After the Second Anniversary of the Effective Date.

a.

Payment upon Voluntary Resignation other than for Good Reason or Termination for Cause or any Termination After the Second Anniversary of the Effective Date. If Employee voluntarily resigns his Employment other than for Good Reason or if Employee is terminated for Cause, or in the event of any termination of Employee’s employment after the second anniversary of the Effective Date, the Company shall pay Employee the following: (i) all accrued and unpaid Base Salary, if any is due, through the date of termination and any vacation which is accrued but unused as of such date; (ii) Employee’s business expenses that are reimbursable pursuant to this Agreement and Company policies, but which have not been reimbursed by the Company as of the date of termination; and (iii) the Employee’s bonus compensation for the calendar year immediately preceding the year in which the date of termination occurs if such bonus has been determined but not paid as of the date of termination (payable at the time such bonus would otherwise have been paid to Employee, but in no event later than March 15 of the year in which the date of termination occurs) (collectively, the “Accrued Obligations”). Employee shall not be eligible for severance payments under Sections 6 or 7 below, or any continuation of benefits (other than as required by law), or any other compensation pursuant to this Agreement or otherwise.

b.	Definition of “Cause”. As set forth above, the employment relationship between the Parties is at-will, terminable at any time by either Party for any reason or no reason.

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The termination may nonetheless be for “Cause”. For purposes of this Agreement, “Cause” is defined as the Company’s good faith determination of: (i) Employee’s material breach of this Agreement or the Confidentiality and Inventions Assignment Agreement; (ii) Employee’s continued substantial and material failure or refusal to perform the duties reasonably assigned to him by the Board consistent with his position; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted appropriation) of any of the Company’s funds or property of any kind; (v) willful gross misconduct; (vi) Employee’s conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company; or (vii) any violation by Employee of any fiduciary duties owed by Employee to the Company; provided, however, that except for Cause being the result of item (vi) above, the Board shall provide written notice to Employee, which notice specifically identifies the nature of the alleged Cause claimed by the Company with enough specificity for Employee to be able to cure, and Employee shall thereafter have fifteen (15) days to cure the purported ground(s) for Cause.

c.

Definition of “Good Reason”.  For purposes of this Agreement, “Good Reason” and “Resignation for Good Reason” are defined as the occurrence of any of the following events after the Effective Date: (i) a material reduction in Employee’s authority, duties or responsibilities relative to Employee’s authority, duties or responsibilities in effect immediately prior to such reduction, provided that the Company and Employee agree that Employee ceasing to serve as interim Chief Executive Officer as a result of the appointment of a permanent CEO shall not constitute “Good Reason” hereunder; (ii) a material reduction by the Company in Employee’s Base Salary relative to Employee’s Base Salary in effect immediately prior to such reduction (and the Parties agree that a reduction of ten percent (10%) or more will be considered material for purposes of this clause (ii)), other than a reduction in connection with the occurrence of the CEO Appointment Date pursuant to Section 4(b) above or a general reduction in the base salaries of similarly-situated employees of the Company; or (iii) the Company’s material breach of this Agreement; provided, however, that Employee must provide written notice to the Board of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.  Employee’s Resignation for Good Reason must occur within six (6) months following the initial existence of such condition.  For the avoidance of doubt, in no event will any events occurring prior to the Effective Date or as a result of the occurrence of the Effective Date and the conversion of Employee’s employment and changes in compensation pursuant to this Agreement as of the Effective Date be considered “Good Reason” hereunder.    For the avoidance of doubt, in no event will any events occurring prior to the Effective Date or as a result of the occurrence of the Effective Date or the CEO Appointment Date and the conversion of Employee’s employment and changes in compensation pursuant to this Agreement as of the Effective Date be considered “Good Reason” hereunder.

6.Termination Without “Cause” or “Resignation for Good Reason” On or Prior to Second Anniversary of Effective Date.  In the event Employee is terminated without Cause or resigns for Good Reason following the Effective Date but on or prior to the second anniversary of the Effective Date, Employee shall be entitled to:

a.	the Accrued Obligations; plus
b.

subject to Employee’s execution and non-revocation of a full and final Release (as defined in Section 8 below) and Employee’s continued compliance with the Confidentiality and Inventions Assignment Agreement, severance pay in an amount equal to

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the sum of (i) Employee’s Base Salary as in effect immediately prior to the date of termination for the applicable Severance Period (as defined below), plus (ii) provided such termination occurs following the CEO Appointment Date, Employee’s Target Bonus for the calendar year in which the Termination Date occurs, payable in a lump sum on the date that is thirty (30) days following the date of termination; plus

c.

subject to Employee’s execution and non-revocation of a full and final Release and Employee’s continued compliance with the Confidentiality and Inventions Assignment Agreement, for the period beginning on the date of Employee’s termination of employment and ending on the last day of the Severance Period (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires) (the “COBRA Coverage Period”), the Company shall arrange to provide Employee and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Employee’s termination of employment with health (including medical and dental) insurance benefits substantially similar to those provided to Employee and his dependents immediately prior to the date of such termination. If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third-party insurance sources.  If any of the Company’s health benefits are self-funded as of the date of Employee’s termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from or otherwise compliant with applicable law (including, without limitation, Section 409A of the Code and Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Employee an amount equal to the monthly premium payment for Employee and his eligible dependents who were covered under the Company’s health plans as of the date of Employee’s termination of employment (calculated by reference to the premium as of the date of termination) as currently taxable compensation in substantially equal monthly installments over the COBRA Coverage Period (or the remaining portion thereof).

d.

subject to Employee’s execution and non-revocation of a full and final Release and Employee’s continued compliance with the Confidentiality and Inventions Assignment Agreement, effective as of the Termination Date, all of Employee’s Equity Awards shall become fully vested and/or exercisable.

For purposes of this Agreement, “Severance Period” shall mean (i) with respect to a termination without Cause or resignation for Good Reason after the Effective Date and following December 31, 2020, six (6) months, or (ii) with respect to a termination without Cause or resignation for Good Reason after the Effective Date but on or prior to December 31, 2020, such number of months (including any partial month resulting from the following calculation) as is equal to (A) six (6), plus (B) the number of months (or partial months, rounded up to the nearest day) resulting from the following formula:

X  =  12 x [1 -  A ]

                      B

Where:

X =   the number of months (or partial months, rounded up to the nearest day) in the Severance Period.

A =   the number of days elapsed during the period starting on the Effective Date  through and including the Termination Date.

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B =   the denominator of which is the number of days during the period starting on the Effective Date through and including December 31, 2020.

For the avoidance of doubt, no amounts shall be payable to Employee under this Section 6 in the event of (a) his termination of employment with the Company or his conversion from Executive Chairman to non-executive Chairman of the Board by mutual agreement of Employee and the Company, (b) in the event of his termination by the Company for Cause or his resignation of employment other for Good Reason, (c) in the event of a termination of his employment with the Company for any reason prior to the Effective Date or after the second anniversary of the Effective Date, or (d) in the event of Employee’s death or termination of employment by reason of his Disability (as defined below).

7.Employee’s Disability or Death. Employee’s employment shall terminate automatically in the event of Employee’s death or termination of employment by reason of his “Disability.” In the event of Employee’s death or termination of employment as a result of Employee’s Disability, Employee or his heirs shall be entitled to (a) the Accrued Obligations, plus (b) payment of an amount equal to Employee’s “earned” Bonus for the calendar year during which Employee’s date of termination occurs calculated as of the date of termination (wherein “earned” means that Employee has met the applicable bonus metrics as of date of such termination, as determined by the Board), prorated for such portion of the calendar year during which such termination occurs that has elapsed through the date of termination, payable in a lump sum on the date that is thirty (30) days following the date of termination.  For purposes of this Agreement, “Disability” shall mean the Employee’s failure to perform his duties hereunder, for a period of not less than one hundred twenty (120) consecutive days because of Employee’s incapacitation due to physical or mental injury, disability, or illness.

8.Release.  Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid or benefit provided pursuant to Section 6 (other than the Accrued Obligations) unless, on or prior to the thirtieth (30th) day following the date of Employee’s termination of employment, an effective general release of claims agreement (the “Release”) in substantially the form attached hereto as Exhibit 2 has been executed by Employee and remains effective on such date and any applicable revocation period thereunder has expired.

9.Notices. Any reports, notices or other communications required or permitted to be given by either Party hereto, shall be given in writing by personal delivery, overnight courier service, or by registered or certified mail, postage prepaid, return receipt requested, addressed to the Company at its principal executive offices and to Employee at his most recent address on the Company’s payroll records.

10.Notice of Termination. Any purported termination of Employment by the Company or the Employee shall be communicated by written Notice of Termination to the other Party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates, if applicable, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without delivery of such a Notice of Termination.

11.General Provisions.

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a.

Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof. Employee and the Company agree that any litigation regarding this Agreement shall be conducted in San Diego, California. Employee and the Company hereby consent to the jurisdiction of the courts of the State of California and the United States District Court for the Southern District of California.

b.

Assignment; Assumption by Successor.  The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

c.

No Waiver of Breach. The failure to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent a Party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the Parties are cumulative, and the election of one shall not constitute a waiver of such Party’s right to assert all other legal and equitable remedies available under the circumstances.

d.

Severability. The provisions of this Agreement are severable, and if any provision shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, shall not be affected.

e.

Entire Agreement. As of the Effective Date, this Agreement and the Confidentiality and Inventions Assignment Agreement constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous negotiations, agreements and understandings between the Parties, whether oral or written, including, following the Effective Date, the Interim CEO Letter Agreement.

f.	Modifications and Waivers. No modification or waiver of this Agreement shall be valid unless in writing, signed by the Party against whom such modification or waiver is sought to be enforced.
g.	Amendment. This Agreement may be amended or supplemented only by a writing signed by both of the Parties hereto.
h.

Duplicate Counterparts; Facsimile. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original; provided, however, such counterparts shall together constitute only one agreement. Facsimile signatures or signatures sent via electronic mail shall be as effective as original signatures.

i.	Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
j.	Non-transferability of Interest. None of the rights of Employee to

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receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee.  Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

k.Construction.  The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto.  Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

l.	Section 409A.

i.Notwithstanding anything to the contrary in this Agreement, no payment or benefit to be paid or provided to Employee upon his termination of employment, if any, pursuant to this Agreement that, when considered together with any other payments or benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A.  Similarly, no amounts payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

ii.Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination of employment (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

iii.Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.

iv.Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the limits set forth therein will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.

v.This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (A) the gross income inclusion set forth within Code Section

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409A(a)(1)(A) or (B) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Company be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to Section 409A Penalties.   The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any Section 409A Penalties on Employee.

vi.Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses.  The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Employee’s, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

m.

Whistleblower Provision. Nothing herein shall be construed to prohibit Employee from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Employee acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the proprietary information to my attorney and use the proprietary information in the court proceeding, if Employee files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

(Signature Page Follows)

m.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth below.

AIRGAIN, INC.

Dated:  By:_/s/Anil Doradla______________________

Name:_____________________________

Title:_____________________________

EMPLOYEE

Dated:  _/S/Jim Sims________________________________

JIM K. SIMS

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Exhibit 1

Confidentiality and Inventions Assignment Agreement

[Attached]

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EXHIBIT 2

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, between JIM K. SIMS (“Employee”), and AIRGAIN, INC., a California corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Employee and the Company are parties to that certain Employment Agreement effective as of the Effective Date (as defined therein) (the “Agreement”);

WHEREAS, the Parties agree that Employee is entitled to certain severance benefits under the Agreement, subject to Employee’s execution of this Release; and

WHEREAS, the Company and Employee now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Employee pursuant to the Agreement, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that he would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:

1.General Release of Claims by Employee.

(a)Employee, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without

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limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Employee does not release the following claims:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;

(v)Employee’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Employee does release his right to secure any damages for alleged discriminatory treatment;

(vi)Claims based on any right Employee may have to enforce the Company’s executory obligations under the Agreement;

(vii)Claims Employee may have to vested or earned compensation and benefits; and

(viii)Employee’s right to communicate or cooperate with any government agency.

(b)EMPLOYEE ACKNOWLEDGES THAT he HAS BEEN ADVISED OF

2

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AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS he MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

[Note:  Clauses (c), (d) and (e) apply only if Employee is age 40 or older at time of termination]

(c)Employee acknowledges that this Release was presented to him on the date indicated above and that Employee is entitled to have twenty-one (21) days’ time in which to consider it.  Employee further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Employee should consult with an attorney of his choice before signing this Release, and Employee has had sufficient time to consider the terms of this Release.  Employee represents and acknowledges that if Employee executes this Release before twenty-one (21) days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.

(d)  Employee understands that after executing this Release, Employee has the right to revoke it within seven (7) days after his execution of it.  Employee understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Release in writing.  Employee understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Employee also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e)  Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after his execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.

(f)Employee further understands that Employee will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is thirty (30) days following the date of Employee’s termination of employment.

2.No Assignment.  Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Company Releasees.  Employee agrees to indemnify and hold harmless the

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Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.

3.Whistleblower Provision. Nothing herein shall be construed to prohibit Employee from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Employee acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the proprietary information to my attorney and use the proprietary information in the court proceeding, if Employee files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

4.Severability.  In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

5.

Interpretation; Construction.  The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement.  This Release has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

6.

Governing Law; Venue.  This Release shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof. Employee and the Company agree that any litigation regarding this Release shall be conducted in San Diego, California. Employee and the Company hereby consent to the jurisdiction of the courts of the State of California and the United States District Court for the Southern District of California.

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7.

Entire Agreement.  This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral.  This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

8.	Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have executed this Release as of the date(s) set forth below.

AIRGAIN, INC.

Dated:  By:_____________________________

Name:_____________________________

Title:_____________________________

EMPLOYEE

Dated:  ___________________________________

JAMES SIMS

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